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 CUSIP No 90277W                                              Page 8 of 9 Pages
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                                   Exhibit 1

                         Amendment to Proxy Agreement
                                    between
                    Edgard Zwirn and Marguerite Weisz-Zwirn


     WHEREAS, Marguerite Weisz-Zwirn ("Grantor") and Edgard Zwirn ("Zwirn") are parties to a Proxy Agreement, dated the 2nd day of February, 2001, (the "Proxy Agreement") concerning shares of voting common stock, par value $0.01 per share (the "Shares"), of ULH Corporation, a Delaware corporation formerly known as UniHolding Corporation (the "Company"); and

     WHEREAS, Grantor and Zwirn wish to amended the Proxy Agreement to increase the number of shares which Zwirn is granted power to vote and dispose of;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration:

     1.   The first paragraph of the Proxy Agreement is amended to state:

          WHEREAS, Marguerite Weisz-Zwirn ("Grantor") is beneficial owner of 605,516 shares of voting common stock, par value $0.01 per share (the "Shares"), of ULH Corporation, a Delaware corporation formerly known as UniHolding Corporation (the "Company");

Acknowledged and agreed, as of this 22d day of March, 2001



By:   /S/ MARGUERITE WEISZ-ZWIRN
     ---------------------------

          Marguerite Weisz-Zwirn